Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-231784, 333-237362, 333-254617, and 333-263657) and Form S-3 (No. 333-254606 and 333-238849) of IDEAYA Biosciences, Inc. of our report dated March 7, 2023 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
San Jose, California
March 7, 2023